Exhibit 99.1
Transphorm, Inc.
Consolidated Financial Statements for the Years Ended December 31, 2018 and 2017 (audited)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of
Transphorm, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Transphorm, Inc. (the “Company”) as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive loss, stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2018, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2018 and 2017, and the results of its consolidated operations and its cash flows for each of the two years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph - Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2019.
Chicago, IL
February 13, 2020

Transphorm, Inc.
Consolidated Balance Sheets
(in thousands except share and per share data)

	December 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$3,069	$9,973
Accounts receivable, net, including related parties	280	—
Inventory	852	183
Prepaid expenses and other current assets	624	1,020
Total current assets	4,825	11,176
Property and equipment, net	2,132	2,603
Goodwill	1,306	1,277
Intangible assets, net	1,958	2,587
Other assets	278	294
Total assets	$10,499	$17,937

Liabilities, convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable and accrued expenses	$1,351	$1,560
Promissory notes	—	13,010
Revolving credit facility, including accrued interest	10,346	—
Deferred revenue	3,000	—
Unfunded commitment to joint venture	659	98
Accrued payroll and benefits	1,172	1,193
Total current liabilities	16,528	15,861
Promissory notes, net of current portion	15,852	14,746
Total liabilities	32,380	30,607
Commitments and contingencies (Note 11)
Convertible preferred stock (Notes 1 and 12):
Series 1, $0.001 par value; 12,438,704 shares authorized and 12,433,953 shares issued and outstanding as of December 31, 2018 and 2017	39,658	39,658
Series 2, $0.001 par value; 7,507,699 shares authorized and 7,499,996 shares issued and outstanding as of December 31, 2018 and 2017	30,000	30,000
Series 3, $0.001 par value; 4,000,000 shares authorized, issued and outstanding as of December 31, 2018	16,000	—
Total convertible preferred stock	85,658	69,658
Stockholders’ deficit:
Common stock, $0.001 par value; 29,012,034 shares authorized and 4,219,606 shares issued and outstanding as of December 31, 2018 and 2017	4	4
Additional paid-in capital	21,829	21,244
Accumulated deficit	(128,632)	(102,834)
Accumulated other comprehensive loss	(740)	(742)
Total Stockholders’ deficit	(107,539)	(82,328)
Total liabilities, convertible preferred stock and stockholders’ deficit	$10,499	$17,937

See accompanying Notes to Consolidated Financial Statements

Transphorm, Inc.
Consolidated Statements of Operations
(in thousands except share and per share data)

	Year Ended December 31,
	2018	2017
Revenue, net	$1,358	$—
Operating expenses:
Cost of goods sold	4,601	—
Research and development	9,351	17,632
Sales and marketing	3,626	5,835
General and administrative	5,675	6,688
Total operating expenses	23,253	30,155
Loss from operations	(21,895)	(30,155)
Interest expense	710	697
Loss in joint venture	2,404	1,324
Changes in fair value of promissory notes	1,060	321
Other income, net	(271)	(275)
Loss before tax expense	(25,798)	(32,222)
Tax expense	—	—
Net loss	$(25,798)	$(32,222)

Loss per share - basic and diluted	$(6.11)	$(7.65)
Weighted average common shares outstanding - basic and diluted	4,219,606	4,209,975

See accompanying Notes to Consolidated Financial Statements

Transphorm, Inc.
Consolidated Statements of Comprehensive Loss
(in thousands)

	Year Ended December 31,
	2018	2017
Net loss	$(25,798)	$(32,222)
Other comprehensive income (loss), net of tax:
Change in fair value on investment securities	—	(87)
Foreign currency translation adjustments	2	7
Other comprehensive income (loss), net of tax	2	(80)
Comprehensive loss	$(25,796)	$(32,302)

See accompanying Notes to Consolidated Financial Statements

Transphorm, Inc.
Consolidated Statements of Changes in Stockholders’ Deficit
(in thousands except share data)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income	Stockholders’ Deficit
	Number of Shares	Amount
Balance at January 1, 2017	4,207,873	$4	$20,068	$(70,612)	$(662)	$(51,202)
Stock options exercised	11,733	—	48	—	—	48
Stock-based compensation	—	—	1,128	—	—	1,128
Other comprehensive loss	—	—	—	—	(80)	(80)
Net loss	—	—	—	(32,222)	—	(32,222)
Balance at December 31, 2017	4,219,606	4	21,244	(102,834)	(742)	(82,328)
Stock-based compensation	—	—	585	—	—	585
Other comprehensive income	—	—	—	—	2	2
Net loss	—	—	—	(25,798)	—	(25,798)
Balance at December 31, 2018	4,219,606	$4	$21,829	$(128,632)	$(740)	$(107,539)

See accompanying Notes to Consolidated Financial Statements

Transphorm, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2018	2017
Cash flows from operating activities:
Net loss	$(25,798)	$(32,222)
Adjustments to reconcile net loss to net cash used in operating activities:
Capitalized interest cost	346	—
Depreciation and amortization	1,374	1,775
Stock-based compensation	585	1,128
Changes in fair value of promissory notes	1,060	321
Loss on sale of investment securities	—	(173)
Loss (gain) on disposal of property and equipment	75	(12)
Loss in joint venture	2,404	1,324
Changes in operating assets and liabilities:
Accounts receivable	(280)	64
Inventory	(669)	(183)
Prepaid expenses and other current assets	396	(233)
Other assets	16	26
Accounts payable and accrued expenses	(173)	(1,314)
Deferred revenue	3,000	—
Accrued payroll and benefits	(21)	(273)
Net cash used in operating activities	(17,685)	(29,772)
Cash flows from investing activities:
Purchases of property and equipment	(332)	(259)
Proceeds from disposal of property and equipment	—	119
Maturities of investment securities	—	20,500
Investment in joint venture	(1,852)	(1,225)
Net cash (used in) provided by investing activities	(2,184)	19,135
Cash flows from financing activities:
Proceeds from issuance of Series 3 convertible preferred stock	16,000	—
Proceeds from stock option exercises	—	48
Proceeds from issuance of revolving credit facility	10,000	—
Proceeds from issuance of promissory note	—	15,000
Principal payments on debts	(13,000)	—
Net cash provided by financing activities	13,000	15,048
Effect of foreign exchange rate changes on cash and cash equivalent	(35)	(98)
Net (decrease) increase in cash and cash equivalents	(6,904)	4,313
Cash and cash equivalents at beginning of year	9,973	5,660
Cash and cash equivalents at end of year	$3,069	$9,973

Supplemental disclosures of cash flow information:
Cash paid for interest	$328	$1,616
See accompanying Notes to Consolidated Financial Statements

Transphorm, Inc.
Notes to Consolidated Financial Statements

Note 1 - Business
        Transphorm, Inc. develops gallium nitride (“GaN”) semiconductor components used in power conversion. Transphorm was incorporated in the state of Delaware on February 22, 2007. Transphorm, Inc’s activities to date have been primarily performing research and development, establishing manufacturing infrastructure, market sampling, product launch, hiring personnel, and raising capital to support and expand these activities. Transphorm, Inc. is headquartered in Goleta, California. Transphorm Japan, Inc. was established in February 2014 to secure Transphorm, Inc’s production capacity and establish a direct presence in Asian markets. Transphorm, Inc., Transphorm Japan, Inc. and Transphorm Aizu, Inc. are collectively referred to “Transphorm,” the “Company” or “our” in these notes.
Stock Conversion
        On February 12, 2020, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”). See Note 18 - Subsequent Events for more information. As a result of the Merger, the Company’s stock immediately prior to the closing of the Merger included herein was retroactively restated for the effect of the stock conversion as follows:
•Series 1 convertible preferred stock: 51,700,000 shares authorized and 51,680,254 shares issued and outstanding were converted into 12,438,704 shares authorized and 12,433,953 shares issued and outstanding, respectively;
•Series 2 convertible preferred stock: 38,800,000 shares authorized and 38,760,190 shares issued and outstanding were converted into 7,507,699 shares authorized and 7,499,996 shares issued and outstanding, respectively;
•Series 3 convertible preferred stock: 31,850,304 shares authorized, issued and outstanding were converted into 4,000,000 shares authorized, issued and outstanding; and
•Common stock: 350,000,000 shares authorized and 50,905,160 shares issued and outstanding were converted into 29,012,034 shares authorized and 4,219,606 shares issued and outstanding, respectively.
        The stock conversion did not change the par value of our stock. Stock price per share was adjusted in proportion to the decrease in shares to maintain equal value. In addition, stock options and stock warrants are reduced at 1 for 12.0639594 rate pursuant to the Merger Agreement and the reduced stock options and stock warrants were retroactively restated for the effect of the stock conversion.
Going Concern
        The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As included in the accompanying consolidated financial statements, the Company has generated recurring losses from operations and has an accumulated deficit. These factors raise substantial doubt about the Company’s ability to continue as a going concern for the next twelve months from the issuance of these consolidated financial statements.
        Management plans to raise additional working capital to fund operations through the issuance of stock to investors, license of intellectual property and/or issuance of notes payable. However, there is no assurance that the Company will be successful in raising additional capital.

        The ability of the Company to continue as a going concern is dependent on its ability to raise adequate capital to fund operating losses until it is able to generate liquidity from its business operations. To the extent sufficient financing is not available, the Company may not be able to, or may be delayed in, developing its offerings and meeting its obligations. The Company will continue to evaluate its projected expenditures relative to its available cash and to evaluate financing alternatives in order to satisfy its working capital and other cash requirements. The accompanying consolidated financial statements do not reflect any adjustments that might result from the outcome of these uncertainties.

Note 2 - Summary of Significant Accounting Policies
Principles of Consolidation
        The consolidated financial statements include the accounts of the Transphorm, Inc. and its wholly-owned subsidiaries, Transphorm Japan, Inc. and Transphorm Aizu, Inc. Upon consolidation, all intercompany accounts and transactions have been eliminated.
Use of Estimates
        The preparation of consolidated financial statements in conformity with Accounting Principles Generally Accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Management bases its estimates and assumptions on historical experience, knowledge of current conditions, and its belief of what could occur in the future, given available information. Actual results could differ from those estimates, and such differences could be material to the consolidated financial statements. Estimates are used for, but not limited to, the determinations of fair value of stock awards and promissory notes, accrual of liabilities, revenue recognition, inventory reserve, and useful lives for property and equipment.
Cash and Cash Equivalents
        The Company considers all highly-liquid investments with original maturities of 90 days or less at the date of purchase to be cash equivalents. Cash and cash equivalents consist principally of bank deposits and money market funds. Other assets in consolidated balance sheets as of December 31, 2018 and 2017 include restricted cash of $75 thousand.
Foreign Currency Risk
        The Company is exposed to foreign currency risk due to its operations in Japan. Assets and liabilities of the operations are re-measured into U.S. currency at exchange rates in effect at the balance sheet dates through the consolidated statements of comprehensive income. Gains or losses resulting from foreign currency transactions are re-measured using the rates on the dates on which those elements are recognized during the period and are included in other income or expense in the consolidated statements of operations. As of December 31, 2018 and 2017, the Company had foreign cash and cash equivalents of $264 thousand and $371 thousand, respectively, which represent 8.6 percent and 3.7 percent, respectively, of total cash and cash equivalents.
Concentrations of Risk
        Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company is exposed to credit risk in the event of default by the financial institution holding its cash. The Company’s investment policy restricts investments to high-quality investments and limits the amounts invested with any one issuer, industry or geographic area. Risks associated with cash holdings in excess of insured limits are mitigated by banking with high-quality institutions. To date, the Company has not experienced any significant losses on its cash and cash equivalents. The Company periodically evaluates the relative credit standing of these financial institutions.

        The Company is subject to risks common in the power conversion components industry, including, but not limited to, technological obsolescence, dependence on key personnel, market acceptance of its products, the successful protection of its proprietary technologies, compliance with government regulations, and the possibility of not being able to obtain additional financing when needed.
Comprehensive Loss
        Comprehensive loss is comprised of net loss and other comprehensive income (loss). Other comprehensive income (loss) includes the impact of foreign currency translation adjustments and unrealized gains or losses on investment securities classified as available for sale.
Accounts Receivable
        Accounts receivable are analyzed and allowances for uncollectible accounts are recorded, as required. Provisions for uncollectible accounts, if any, are recorded as bad debt expense and included in general and administrative expenses in the accompanying consolidated statements of operations and comprehensive loss. The process for determining the appropriate level of allowances for doubtful accounts involves judgment, and considers such factors as the age of the underlying receivables, historical and projected collection trends, the composition of outstanding receivables, current economic conditions and regulatory changes. An account is fully reserved when reasonable collection efforts have been unsuccessful and it is probable that the receivable will not be recovered. No significant losses on accounts receivable have been recorded through December 31, 2018.
Inventory
        Inventories are stated at the lower of cost (first-in, first-out method) or net realizable value. The Company periodically reviews the value of items in inventory and records write-downs or write-offs based on its assessment of slow moving or obsolete inventory. The Company maintains an inventory reserve for obsolete inventory and generally makes inventory value adjustments against the inventory reserve.
Property and Equipment
        Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation is determined using the straight-line method over the estimated useful lives of the respective assets, generally ranging from three to seven years. Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the related lease term. Depreciation for equipment commences once it is placed in service, and depreciation for buildings and leasehold improvements commences once they are ready for their intended use. The Company expenses maintenance and repair costs that do not extend the life of the asset as they are incurred.
        The Company evaluates the carrying amount of its property and equipment whenever events or changes in circumstances indicate that the assets may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of an asset or asset group and its eventual disposition is less than the carrying amount of the asset or asset group. To date, there have been no such impairment losses.
Goodwill
        Goodwill arose for the acquisition of a business in February 2014 based in Japan and was accounted for as the purchase of a business. Goodwill generated from business combinations and deemed to have indefinite lives are not subject to amortization and instead are tested for impairment at least annually in December unless certain events occur or circumstances change. Goodwill represents the excess of the purchase price over the fair value of the net assets and other identifiable intangible assets acquired. We test for goodwill impairment annually or earlier if events or changes in circumstances indicate goodwill might possibly be impaired. Impairment exists when the carrying value of the goodwill exceeds its implied fair value. An impairment loss would be recognized in an amount equal to that excess as a charge to operations in the consolidated statements of operations. For the years ended December 31, 2018 and 2017, no impairment charge was recorded related to goodwill.
Intangible Assets
        Intangible assets that are not considered to have an indefinite useful life are amortized over their estimated useful lives, which generally range from three to ten years. Each reporting period, the Company evaluates the estimated remaining useful lives of intangible assets and whether events or changes in circumstances warrant a revision to the remaining periods of amortization.
        If it is determined that the carrying values might not be recoverable based upon the existence of one or more indicators of impairment, the Company performs a test for recoverability using various methodologies, such as the income approach or cost approach, to determine the fair value of intangible assets depending upon the nature of the assets. If assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds their respective fair values. For the years ended December 31, 2018 and 2017, no impairment charges were recorded related to intangible assets.
Revenue Recognition
        Revenue Recognition Policy
        The Company derives its revenues from sales of high-powered GaN-based products manufactured utilizing their proprietary and patented epiwafer technology and wafer fabrication and other assembly processes, and sales of GaN epiwafers for the RF and power markets, as well as sales of licenses to use such patented proprietary technology. Revenues are recognized when control of these products or licenses are transferred to its customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products and licenses. Sales and other taxes the Company collects concurrent with revenue-producing activities are excluded from revenue. Incidental items that are immaterial in the context of the contract are recognized as expense. The Company does not have any significant financing components associated with its revenue contracts, as payment is received at or shortly after the point of sale.
        Disaggregation of Revenue from Contracts with Customers
        Revenue for the year ended December 31, 2018 solely consists of product sales, with such performance obligation satisfied at a point in time. These goods are sold to distributors and end-users in various sectors such as, but not limited to, the automotive, gaming, industrial, IT, and consumer products industries.
        As part of the Collaboration Arrangement executed with Nexperia on April 4, 2018, the Company agreed to grant Nexperia the perpetual exclusive right to use the Company’s existing Gen 3 manufacturing process technology, and the Gen 4 (Tranche A), Gen 5 (Tranche B), 1200V (Tranche B1) and 1200V technologies to be developed by the Company as part of the Collaboration Arrangement. License fees are received upon satisfaction of contractual milestones. For the year ended December 31, 2018, the Company did not recognize any revenue related to the process transfer or technology development performance obligations. The $3.0 million contract liability related to cash received in 2018 from Nexperia is included in deferred revenue.
        Government contract revenues are principally generated under research and development contracts. Contract revenues are derived primarily from research contracts with agencies of the United States Government. Credit risk related to accounts receivable arising from such contracts is considered minimal. These contracts may include cost-plus and fixed price. All payments to us for work performed on contracts with agencies of the U.S. Government are subject to adjustment upon audit by the Defense Contract Audit Agency.

        Performance Obligations
        For performance obligations related to the sale of products, control transfers to the customer at a point in time. The Company’s principal terms of sale are Free On Board Destination and the Company transfers control and records revenue for product sales upon shipment to the customer. For performance obligations related to the licensing for the use of patented technology in perpetuity, control also transfers to the customer at a point in time. The Company transfers control and records revenue for licensing fees once the Company has (i) provided or otherwise makes available the patented technology to the customer and (ii) the customer is able to use and benefit from the patented technology.
        Variable Consideration
        The nature of the Company’s arrangement with Nexperia gives rise to variable consideration in the form of milestone and royalty payments. These variable amounts are received upon satisfaction of contractually agreed upon development targets and sales volume, which has not been achieved as of December 31, 2018. The royalties qualify for the sales and usage-based royalty exception, as the license of intellectual property is the predominant item to which the royalty relates and are recognized upon the subsequent sale occurring.
Research and Development
        The Company is a party to research grant contracts with the U.S. federal government for which the Company is reimbursed for specified costs incurred for its research projects. These projects include energy saving initiatives for which the U.S. federal government offers reimbursement funds. Such reimbursements are recorded as an offset to research and development expenses when the related qualified research and development expenses are incurred. Reimbursable costs are recognized in the same period the costs are incurred up to the limit of approved funding amounts on qualified expenses. Grant reimbursements of $573 thousand were recorded as an offset to research and development expense for the years ended December 31, 2017.
        In connection with limited shipments of samples of the Company’s products to third parties during the year ended December 31, 2017, the Company recorded income of $628 thousand as an offset to research and development expense.
Stock-Based Compensation
        All share-based payments, including grants of stock options, are measured based on the fair value of the share-based awards at the grant date and recognized over their respective vesting periods, which is generally four years. The estimated fair value of stock options at the grant date is determined using the Black-Scholes-Merton pricing model. The Company recognizes the fair value of share-based payments as compensation expense for all expected-to-vest stock-based awards over the vesting period of the award using the straight-line attribution method provided that the amount of compensation cost recognized at any date is no less than the portion of the grant-date fair value of the award that is vested at that date.
        The Black-Scholes-Merton option pricing model requires inputs such as the fair value of common stock on date of grant, expected term, expected volatility, dividend yield, and risk-free interest rate. Further, the forfeiture rate also affects the amount of aggregate compensation expense. These inputs are subjective and generally require significant analysis and judgment to develop. Volatility data is obtained from a study of publicly traded industry peer companies. The forfeiture rate is derived primarily from the Company’s historical data, and the risk-free interest rate is based on the yield available on U.S. Treasury zero-coupon issues commensurate with the expected term. Management generally uses the simplified method to calculate the expected term for employee grants as the Company has limited historical exercise data or alternative information to reasonably estimate an expected term assumption. The simplified method assumes that all options will be exercised midway between the weighted average vesting date and the contractual term of the option.

        Stock-based compensation expense recognized in the Company’s consolidated financial statements is based on awards that are expected to vest. These expense amounts have been reduced by using an estimated forfeiture rate. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company evaluates the assumptions used to estimate forfeitures annually in connection of recognition of stock-based compensation expense.
Loss Per Share
        Basic loss per share is calculated by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated by dividing the net income attributable to common stockholders by the sum of the weighted average number of common shares outstanding plus potential dilutive common shares outstanding during the period. Potential dilutive securities, comprised of the convertible preferred stock, stock warrants and stock options, are not reflected in diluted net loss per share because such shares are anti–dilutive. Dilutive impact of potential common shares resulting from common stock equivalents is determined by applying the treasury stock method.
        For the year ended December 31, 2018, there were 26,337,286 shares, consisting of 23,933,949 convertible preferred stocks, 26,157 stock warrants and 2,377,180 stock options, that were not included in the computation of diluted loss per share because their effect would be anti-dilutive. For the year ended December 31, 2017, there were 22,406,652 shares, consisting of 19,933,949 convertible preferred stocks, 36,866 stock warrants and 2,435,837 stock options, that were not included in the computation of diluted loss per share because their effect would be anti-dilutive.
Fair Value Measurement
        Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The carrying values of the Company’s financial instruments such as cash equivalents, accounts receivable, revolving credit facility, accounts payable and accrued liabilities approximate fair values due to the short-term nature of these items. The Company has elected the fair value option for its promissory notes. See Note 4 - Fair Value Measurements for more information.
Income Taxes
        The Company accounts for income taxes in accordance with Accounting Standards Codification (“ASC”) 740, Income Taxes (“ASC 740”). ASC 740 prescribes the use of the liability method. Deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and the tax basis of assets and liabilities and are measured using the enacted statutory tax rates in effect at the balance sheet date. The Company records a valuation allowance to reduce its deferred tax assets when uncertainty regarding their realizability exists.
Equity Method Investments
        The Company uses the equity method to account for investments in entities that it does not control, but in which it has the ability to exercise significant influence over operating and financial policies. The Company's proportionate share of the net income or loss of these companies is included in consolidated net earnings. Judgments regarding the level of influence over each equity method investment include consideration of key factors such as the Company's ownership interest, representation on the board of directors or other management body and participation in policy-making decisions.
Segment Reporting
        The Company’s operations and its financial performance is evaluated on a consolidated basis by the chief operating decision maker. Accordingly, the Company considers all of its operations to be aggregated in one reportable operating segment. For the year ended December 31, 2018, total revenue was $1.4 million, of which $1.3 million was from U.S. operations and $49 thousand was from Japan operations.
Recently Issued Accounting Standards Adopted
        In July 2017, the FASB issued ASU 2017-11, Earnings Per Shares (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815). ASU 2017-11 changes the classification analysis of certain equity-linked financial instruments, such as warrants and embedded conversion features, such that a down round feature is disregarded when assessing whether the instrument is indexed to an entity’s own stock under Subtopic 815-40. As a result, a down round feature no longer requires an instrument to be remeasured at fair value through earnings each period, although all other aspects of the indexation guidance under Subtopic 815-40 continue to apply. ASU 2017-11 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company adopted this standard effective January 1, 2018. The adoption of ASU 2017-11did not have a material effect on the consolidated financial statements.
        Revenue - In May 2014, the Financial Accounting Standards Boards (“FASB”) issued Accounting Standards Update (“ASU”) 2014- 09, Revenue from Contracts with Customers (Topic 606). The ASU and all subsequently issued clarifying ASUs replaced most existing revenue recognition guidance in GAAP. The ASU also required expanded disclosures relating to the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The Company early adopted the new standard effective January 1, 2018, the first day of the Company’s fiscal year using the modified retrospective approach.
        Stock Compensation - In May 2017, the FASB issued ASU 2017-09, Compensation -Stock Compensation (Topic 718) (“ASU 2017-09”), which clarifies when changes to the terms or conditions of a share-based payment award must be accounted for as modifications. ASU 2017-09 is effective for the Company’s 2018 fiscal year, although early adoption is permitted. The Company adopted this standard effective January 1, 2018. The adoption of ASU 2017-09 did not have a material effect on the consolidated financial statement.s
        Goodwill Impairment - In January 2017, the FASB issued ASU 2017-04, Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (“ASU 2017-04”), which eliminates step two from the goodwill impairment test. Under the amendments in ASU 2017-04, an entity should recognize an impairment charge for the amount by which the carrying amount of a reporting unit exceeds its fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. ASU 2017-04 is effective for the Company’s 2022 fiscal year on a prospective basis, and earlier adoption is permitted for goodwill impairment tests performed on testing dates after January 1, 2017. The Company adopted this standard as of January 1, 2018. The adoption of ASU 2017-04 did not have a material effect on the consolidated financial statements.
        Stock Compensation - In March 2016, the FASB issued ASU 2016-09, Compensation - Stock Compensation (Topic 718) (“ASU 2016-09”), which simplified certain aspects of the accounting for share-based payment transactions, including income taxes, classification of awards and classification in the statement of cash flows. ASU 2016-09 will be effective for the Company beginning in fiscal year 2018. Early adoption is permitted. The Company adopted this standard as of January 1, 2018. The adoption of ASU 2016-09 did not have a material effect on the consolidated financial statements, and prior periods were not restated.
Recently Issued Accounting Standards under Evaluation
        Fair Value - In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (ASC 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement. ASU 2018-13 removes certain disclosures, modifies certain disclosures and adds additional disclosures. ASU 2018-13 is effective for annual periods, including interim periods within those annual periods, beginning after December 15, 2019. Early adoption is permitted. The Company is currently evaluating the impact of this new standard on its consolidated financial statements.

        Statement of Cash Flows - In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”). This guidance addresses eight specific cash flow issues with the objective of reducing existing diversity in practice. ASU 2016-15 is effective for the Company's 2020 fiscal year. The guidance is to be adopted retrospectively unless impracticable upon which the guidance is to be adopted prospectively. Early adoption is permitted. The Company is currently evaluating the impact of this new standard on its consolidated financial statements.
        Financial Instruments - In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). The standard changes the methodology for measuring credit losses on financial instruments and the timing of when such losses are recorded. ASU 2016-13 is effective for the Company’s 2022 fiscal year. Early adoption is permitted. The Company is currently evaluating the impact of this new standard on its consolidated financial statements.
        Leases - In February 2016, the FASB issued ASU 2016-02, Leases, which, for operating leases, requires the lessee to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, on its balance sheet. The guidance also requires a lessee to recognize single lease costs, calculated so that the cost of the lease is allocated over the lease term, on a generally straight-line basis. This guidance will be effective for the Company in fiscal year 2021 and must be adopted using a modified retrospective transition approach. Early adoption is permitted. The Company is currently evaluating the impact of this new standard on its consolidated financial statements.

Note 3 - Nexperia Arrangement
Nexperia Transaction
        On April 4, 2018, the Company entered into a multi-element commercial arrangement with Nexperia to obtain financing in exchange for sale of equity instruments and performing certain technology and product development activities for Nexperia (collectively, the “Collaboration Arrangement”). Nexperia specializes in designing, manufacturing and selling a broad range of small discrete semiconductor devices that utilize components such as those manufactured by the Company. Financing under the Collaboration Arrangement is comprised of the following elements:
•$16 million Series 3 preferred stock issuance

•$9 million license fee for transfer of the Gen 3 manufacturing process

•$5 million development loan maturing March 31, 2020 intended to pre-fund the Gen 4 (Tranche A) technology development (the “Tranche A Loan”)

•$8 million development loan maturing March 31, 2021 intended to pre-fund the Gen 5 (Tranche B), 1200V (Tranche B1) technology development (the “Tranche B Loan”)

•$2 million development loan maturing March 31, 2021 intended to pre-fund the 1200V technology development (the “Tranche B-1 Loan”) (together with the Tranche A and Tranche B Loans, the “Development Loans”)

•$10 million revolving loan (the “Tranche C Loan”)

        The Company has to use the funds to operate the business in a manner consistent with or reasonably related to those business activities as carried out on or prior to the Effective Date. In addition to the multiple elements outlined above, the Company and Nexperia entered into a Supply Agreement requiring that the Company be Nexperia’s primary supplier of specified components until June 30, 2020 on a best efforts basis. By entering into this

Collaboration Arrangement, Nexperia will gain access to technology that allows for production of high power semiconductors for use in electric vehicles.
        Further, Nexperia will obtain an exclusive license and market access to automotive customers outside of Japan and a sole license (non-exclusive of the Company), as well as market access, to customers in other segments of the power market. Nexperia has a lien on certain US patents not relating to Metal organic chemical vapor deposition (“MOCVD”) or epiwafer technology, per the agreement.
        On December 2018, the Company received $3 million, 1st of the three tranches in relation to the transfer of Gen 3 manufacturing process and recorded it in deferred revenue as of December 31, 2018. The Company will recognize this revenue upon the completion and mutual sign off between Nexperia and the Company.
        On March 31, 2019, the Company executed Amendment No. 1 to the Loan and Security Agreement (the “First Amendment to the LSA” or the “Amendment”). Under this First Amendment to the LSA the Tranche B Loan is bifurcated into the following two separate sub-tranches:

•$8 million development loan intended to pre-fund the Gen 5 (Tranche B), 1200V (Tranche B1) (Ron/2) technology development (the “Tranche B Loan”)

•$2 million development loan intended to pre-fund the 1200V technology development (the “Tranche B-1 Loan” and, together with the Tranche B Loan, the “Tranche B Loans”)

        All other terms set forth under the original agreement remain unchanged and in full effect. The Tranche A and Tranche B Loans represent pre-funding for Gen 4 (Tranche A), Gen 5 (Tranche B), 1200V (Tranche B1) and 1200V technology development for Nexperia. The specific development activities and associated performance milestones are contained within a Statement of Work (“SoW”) between the Company and Nexperia. The SoW may be modified from time to time based upon mutual business interests. This promise to perform the technology development is a good/service provided to a customer in exchange for consideration in the form of the technology development license fees that offset the Tranche A and Tranche B Loans outstanding. The Development Loans are within the scope of ASC 730-20, Research & Development Arrangements and are recognized as a liability equal to the cash proceeds received. No cash has been received in relation to the above loans as of December 31, 2018.
        The Tranche C revolving loan of $10 million was received during the year ended December 31, 2018. See Note 9 - Debts for more information.
        The Company obtained a waiver for a non-financial covenant violation in June 2019 in connection with the delivery of the 2018 audited financial statements.

Note 4 - Fair Value Measurements
        FASB ASC 820, Fair Value Measurements and Disclosures, establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows:
Level 1 - Unadjusted quoted prices in active markets for identical assets and liabilities.
Level 2 - Inputs (other than quoted prices included within Level 1) that are observable, unadjusted quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data of substantially the full term of the related assets or liabilities.
Level 3 - Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Inputs are unobservable for the asset or liability. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

        The categorization of a financial instrument within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The following table summarizes the Company’s liabilities measured at fair value as of December 31, 2018 and 2017, by level within the fair value hierarchy (in thousands):

	Level 1	Level 2	Level 3
December 31, 2018
Promissory note	$—	$—	$15,852

December 31, 2017
Promissory notes	$—	$—	$27,756
        The following table includes the changes in fair value of the promissory notes which are Level 3 on the fair value hierarchy (in thousands):

	2018	2017
Fair value at January 1,	$27,756	$13,354
Issuance of note	—	15,000
Interest expense accrued	364	697
Principal and interest expense paid	(13,328)	(1,616)
Increase in fair value	1,060	321
Fair value at December 31,	$15,852	$27,756
        There were no changes to our valuation techniques used to measure assets and liability fair values during the year ended December 31, 2018 and 2017. The valuation techniques for the items in the table above are as follows:
        Level 3 borrowings, which consist of promissory notes, are measured and reported at fair value using a Monte Carlo simulation valuation model. The models can include assumptions related to the value of the notes that are based on the estimated timing and amounts of future rounds of financing, including the estimated timing of a change in control of the Company, and estimated market interest rates, which represent significant unobservable inputs. Assumptions used are 1) the Company is worth today what it can generate in future cash to the Company, 2) cash received today is more than an equal amount of cash received in the future; and 3) future cash flows can be reasonably estimated.

Note 5 - Concentration of Credit Risk and Significant Customers
        The Company manages its credit risk associated with exposure to distributors and direct customers on outstanding accounts receivable through the application of credit approvals and other monitoring procedures. Credit sales, which are mainly on credit terms of 30 to 60 days, are only made to customers who meet the Company's credit standards, while sales to new customers or customers with low credit ratings are usually made on an advance payment basis. The Company closely monitors the aging of accounts receivable from its distributors and direct customers, and regularly reviews their financial positions, where available.
        Significant customers are those that represent 10% or more of revenue or accounts receivable and are set forth in the following:

	Revenue For the Year Ended December 31, 2018	Accounts Receivable As of December 31, 2018
Customer A	44.0%	22.7%
Customer B	17.6%	43.7%
Customer C	16.0%	*
Customer D	*	19.3%
* Less than 10% of total
        Customer B and C are related parties. See Note 17 - Related Party Transactions for more information.

Note 6 - Inventory
        Inventory consists of the following as of December 31, 2018 and 2017 (in thousands):

	As of December 31,
	2018	2017
Raw materials	$258	$41
Work in process	270	15
Finished goods	324	127
Total	$852	$183
        For the years ended December 31, 2018 and 2017, no inventory write-off was recorded.

Note 7 - Property and Equipment
Property and equipment as of December 31, 2018 and 2017 consists of the following (in thousands except years):

	As of December 31,		Estimated Useful Life (in years)
	2018	2017
Machinery and equipment	$14,551	$14,645	5
Computer equipment and software	787	915	3
Furniture and fixtures	185	184	7
Leasehold improvements (1)	4,952	5,142	7
Construction in progress	263	4
Property and equipment, gross	20,738	20,890
Less: accumulated depreciation and amortization	(18,606)	(18,287)
Property and equipment, net	$2,132	$2,603
(1) Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the related remaining lease term.
        The Company recorded depreciation and amortization expense related to property and equipment of $728 thousand, and $1.1 million for the years ended December 31, 2018 and 2017, respectively.

Note 8 - Intangible Assets
        The carrying values of intangible assets as of December 31, 2018 and 2017, respectively, consists of the following (in thousands except years):

	December 31, 2018
	Gross	Accumulated Amortization	Foreign Exchange Rate Changes	Net	Estimated Useful Life (in years)
Patents	$2,963	$(1,383)	$—	$1,580	10
Developed technology - 150V	560	(425)	(41)	94	6
Developed technology - 600V	1,701	(1,291)	(126)	284	6
Total	$5,224	$(3,099)	$(167)	$1,958

	December 31, 2017
	Gross	Accumulated Amortization	Foreign Exchange Rate Changes	Net	Estimated Useful Life (in years)
Patents	$2,963	$(1,086)	$—	$1,877	10
Developed technology - 150V	560	(331)	(53)	176	6
Developed technology - 600V	1,701	(1,005)	(162)	534	6
Total	$5,224	$(2,422)	$(215)	$2,587
        The Company recorded amortization expenses related to intangible assets of $646 thousand and $659 thousand for the year ended December 31, 2018 and 2017, respectively.
        Estimated future amortization expenses related to intangible assets at December 31, 2018 were as follows (in thousands):

Year Ending December 31,	Amount
2019	$645
2020	325
2021	296
2022	296
2023	296
Thereafter	100
Total	$1,958

Note 9 - Debts
Revolving Credit Facility
        On April 4, 2018, the Company entered into the Loan and Security Agreement with Nexperia comprised of a $10 million revolving loan (the “Tranche C Loan”) maturing at the earlier of (i) the third anniversary of April 3, 2018, and (ii) the date a Change of Control (as defined in the Loan and Security Agreement) occurs. Interest payable by the Company will accrue on the outstanding principal amount of the loans during such period at a rate of 6% per annum. The credit facility is secured against certain of the our US patents not relating to MOVCD or epiwafer technology.

        The Nexperia debt is recorded based on principal $10.0 million and accrued interest (6% interest per annum). The Company recorded interest expense of $346 thousand for the year ended December 31, 2018, resulting in a total balance of $10.3 million as of December 31, 2018.
Promissory Notes
        The Company’s promissory note obligations at December 31, 2018 and 2017, respectively, consists of the following (in thousands):

			Stated Value at December 31,
	Interest Rate	Due Date	2018	2017
SCI Note	6.00%	October 2017	$—	$10,031
IIDA Note	1.00%	April 2018	—	3,083
Yaskawa Note	1.00%	September 2022	15,186	15,036
Total			$15,186	$28,150
        Pursuant to ASC 825-10-15-4, the Company elected to apply the fair value option for the promissory notes. As of December 31, 2018 and 2017, the Company determined the fair value for each note, as compared to the face value, including accrued interest, as follows (in thousands):

	Fair Value at December 31,
	2018	2017
SCI Note	$—	$9,977
IIDA Note	—	3,033
Yaskawa Note	15,852	14,746
Total	$15,852	$27,756
        The changes in fair value of $1.1 million and $321 thousand were recorded in changes in fair value of promissory notes in the accompanying consolidated statements of operations for the years ended December 31, 2018 and 2017, respectively.
        Prior to January 1, 2016, the Company issued promissory notes to Semiconductor Components Industries, LLC, a semiconductor components manufacturer (the SCI Note), for $10.0 million and to IIDA Electronics Co, Ltd., a Japanese electronics company (the IIDA Note) for $3.0 million. The stated interest rate of the SCI Note is 6.0%, and principal plus interest was due on the earlier of October 2, 2017 or the occurrence of an Event of Default or a Change of Control (both terms as defined). The stated interest rate of the IIDA Note is 1.0%, and principal plus interest is due on the earlier of April 1, 2018, or the date of the occurrence of an Event of Default or a Change of Control (both terms as defined). The IIDA Note was convertible at the option of the holder into shares of common shares at an exercise price of $9.82380 per share. The SCI Note and IIDA Note do not have embedded conversion option as they are accounted for at fair value. In April 2018, both the SCI Note and IIDA Note were paid in full, including accrued interest. The company obtained waivers from both IIDA and Yaskawa in relation to the delayed repayment of the IIDA loan.
        In October 2017, the Company issued an unsecured subordinated convertible promissory note to Yaskawa Electric Corporation, (the Yaskawa Note), for $15.0 million. The stated interest rate of the Yaskawa Note is 1.0%, and principal plus interest is due on the earlier of September 30, 2022, or the date of the occurrence of an Event of Default, Change of Control or an Initial Public Offering (all terms as defined). The Yaskawa Note is convertible at the option of the holder into shares of preferred stock upon the consummation of a preferred stock financing, whose aggregate gross proceeds are at least $10 million (Qualified Financing), under the terms of such financing, with the following conversion price per share:

a)upon the first Qualified Financing that occurs and prior to a second Qualified Financing, a price per share equal to the price per share paid by the purchasers of the preferred stock and
b)each subsequent Qualified Financing, a price per share equal to eighty percent (80%) of the price paid by the purchasers of the preferred stock, subject to a upper and lower limit of 250 million and $160 million estimated enterprise value, each, respectively, divided by the Fully Diluted Capitalization, as defined, of the Company.
        In connection with its revolving credit facility and promissory note obligations, the Company recorded interest expense of $364 thousand and $697 thousand for the years ended December 31, 2018 and 2017, respectively. In accordance with the terms of the promissory notes, interest is added to the principal balance and is reflected in the carrying value on the consolidated balance sheet. As of December 31, 2018 and 2017, accrued interest on the promissory notes was $186 thousand and $150 thousand.
        As of December 31, 2018, the scheduled maturity on the revolving credit facility and promissory note was as follows (in thousands):

Year Ending December 31,	Amount
2019	$10,346
2020	—
2021	—
2022	15,748
Total	$26,094

Note 10 - Investment in Aizu Fujitsu Semiconductor Wafer Solution Limited (“AFSW”)
        On May 23, 2017, Transphorm acquired a 49% interest in AFSW for 1,000,000 Japanese Yen ($9,000 USD).  In connection with the transaction, Transphorm entered into a Joint Venture Agreement (“JVA”) with the 51% owner, Aizu Fujitsu Semiconductor Limited, a subsidiary of Fujitsu Semiconductor Limited. AFSW manufactures semiconductor products exclusively for its owners under manufacturing agreements at prices estimated to cover the cost of production. In connection with the JVA, the Company seconded certain employees from AFSW and entered into a Manufacturing Agreement with AFSW.  The JVA provides for certain put and call rights on February 1, 2020 and continue for 180 days thereafter. The 51% owner has the right to put their interest to the Company and the Company can call the other owners interest in AFSW, in either case, for a price, based upon the greater of a formula based upon the increase in net book value or 1 Yen. The Company expects that if either option were to be exercised the price would be 1 Japanese Yen. The JVA provided that the Company was responsible for the costs and expenses to procure the equipment for wafer processing if solely required for the Company’s gallium nitride products.  The JVA provided for monthly payments during the term of the manufacturing agreement for specified equipment and at the conclusion of the payments ownership will transfer to the Company.
        AFSW was determined to be a variable interest entity (“VIE”) as the equity at risk was not believed to be sufficient. AFSW depends on its owners for any additional cash. In 2018 and 2017, the Company extended $1.9 million and $1.2 million, respectively, to AFSW to fund their operations. The Company’s known maximum exposure to loss approximated the carrying value of our investment balance, which included the financing. Potential future losses could be higher than the carrying amount of the Company’s investment, as they are liable, along with the other owner, for other future operating costs or obligations of AFSW. In addition, because Transphorm is currently committed to purchasing our GaN wafers and production-related services, at pre-agreed pricing based upon our second generation products, the Company may be required to purchase products at a higher cost for its newer generation products. Unfunded commitment to AFSW was $0.7 million and $98 thousand as of December 31, 2018 and 2017, respectively.

        The Company has determined that they do not have the characteristics of a primary beneficiary in the VIE, and therefore, account for our interest in AFSW using the equity method of accounting.  On a quarterly basis the Company will reassess whether our interest in AFSW gives us a controlling financial interest in AFSW. The purpose of this quarterly reassessment is to identify the primary beneficiary of AFSW. The Company determined that they were not the primary beneficiary of the VIE, by virtue of shared non-controlling power with the other owner within AFSW’s Board of Directors, thereby not having the power to direct the activities of AFSW that most significantly impact its economic performance.
        The Company’ investment activities in AFSW for the years ended December 31, 2018 and 2017 are summarized below (in thousands):

	2018	2017
Beginning balance at January 1,	$(98)	$—
Investment	1,852	1,225
Loss	(2,404)	(1,324)
Effect of exchange rate change	(9)	1
Ending balance at December 31,	$(659)	$(98)
        Summarized financial information of AFSW as of December 31, 2018 and 2017 are as follows (in thousands):

	As of December 31,
	2018	2017
Current assets	$4,096	$3,048
Long-term assets	4,194	4,189
Other current liabilities	961	622
Due to controlling owner	12,031	8,607
Due to Transphorm	2,960	688
Net deficit	$(7,662)	$(2,680)

	Year Ended December 31, 2018	Short Period From Inception on May 23 to December 31, 2017
Sales	$22,283	$8,640
Gross loss	$(2,523)	$(1,928)
Net loss	$(4,906)	$(2,701)

Note 11 - Commitments and Contingencies
Operating Leases
        The Company leases office and fabrication space in Goleta, California, and office spaces in San Jose, California and in Japan under noncancelable operating lease agreements. The terms of certain leases provide for escalating rental payments through the term of the lease. The Company recognizes rent expense on a straight-line basis over the lease term and accrues for rent expense incurred but not paid.

        As of December 31, 2018, future minimum operating lease commitments were as follows (in thousands):

Year Ending December 31,	Amount
2019	$717
2020	703
2021	489
2022	163
Total	$2,072
        The Company recorded rent expense, net of rental income, which includes common area maintenance fees in addition to the base rent of $0.9 million and $1.0 million for the years ended December 31, 2018 and 2017, respectively. Rental income from noncancelable sublease for the year ended December 31, 2018 was $121 thousand. As of December 31, 2018, the future minimum rental payments to be received under the noncancelable sublease is $397 thousand through February 2021.
Contingencies
        During the ordinary course of business, the Company may become a party to legal proceedings incidental to its business. The Company accrues contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimable. Legal cost is expensed as incurred. The company is not aware of any material legal claims or assessments, although the results of litigation and claims are inherently unpredictable, management believes there was not at least a reasonable possibility that the Company had incurred a material loss with respect to such loss contingencies as of December 31, 2018 and through date of this report.
Indemnification
        The Company from time to time enters into types of contracts that contingently require the Company to indemnify parties against third-party claims. These contracts primarily relate to: 1) real estate leases, under which the Company may be required to indemnify property owners for environmental and other liabilities and for other claims arising from the Company’s use of the applicable premises; 2) agreements with the Company’s officers, directors, and employees, under which the Company may be required to indemnify such persons from liabilities arising out of their relationship; 3) indemnifying customers in the event of product failure; and 4) agreements with outside parties that use the Company’s intellectual property, under which the Company may indemnify for copyright or patent infringement related specifically to the use of such intellectual property.
        Historically, the Company has not been required to make payments under these obligations, and no liabilities have been recorded for these obligations in the Company’s consolidated financial statements.

Note 12 - Convertible Preferred Stock
        As of December 31, 2018, and 2017 the Company’s convertible preferred stock consists of the following (in thousands, except share and per share amounts):

December 31, 2018	Authorized Shares	Outstanding Shares	Carrying Value	Par Value per Share	Preference Value
Series 1	12,438,704	12,433,953	$39,658	$0.001	$40,000
Series 2	7,507,699	7,499,996	30,000	$0.001	30,000
Series 3	4,000,000	4,000,000	16,000	$0.001	16,000
	23,946,403	23,933,949	$85,658		$86,000

December 31, 2017	Authorized Shares	Outstanding Shares	Carrying Value	Par Value per Share	Preference Value
Series 1	12,438,704	12,433,953	$39,658	$0.001	$40,000
Series 2	7,507,699	7,499,996	30,000	$0.001	30,000
	19,946,403	19,933,949	$69,658		$70,000
        Series 1 and 2 Preferred Stock
        KKR Phorm Investors L.P. (KKR) purchased 12,433,953 shares of Series 1 preferred stock, par value $0.001 per share, at a per share price of $3.217 for an aggregate purchase price of approximately $40 million. KKR and other investors with a small percentage (~0.02%) purchased 7,499,996 shares of Series 2 preferred stock, par value $0.001 per share, at a per share price of $4.00 for an aggregate purchase price of approximately $30 million.
        Series 3 Preferred Stock
        On March 26, 2018, the Company entered into a stock purchase agreement and related contracts in order to effectuate the issuance of its Series 3 preferred stock to Nexperia. Pursuant to the terms of the stock purchase agreement, Nexperia purchased 4,000,000 shares of Series 3 preferred stock, par value $0.001 per share, at a per share price of $4.00, for an aggregate purchase price of approximately $16 million equating to a total ownership stake of approximately 9.9% on a fully-diluted basis. The Company has reserved shares of common stock, par value $0.001 per share, for issuance upon conversion of the Series 3 preferred stock (the conversion shares). The Series 3 preferred stock issued is substantially pari passu with the Company’s Series 1 and Series 2 preferred stock previously issued to KKR with a small percentage (~0.02%) issued to other investors.
        Each share of Series 1, Series 2 and Series 3 preferred stock are convertible at the option of the holder into such number of shares of common stock as is determined by dividing the original issue price (OIP) of the Series 1, Series 2 and Series 3 preferred stock by the conversion price in effect at the time of the conversion. The conversion price of the Series 1, Series 2 and Series 3 preferred stock is subject to adjustment for certain events. Each share of Series 1, Series 2 and Series 3 preferred stock automatically converts into common stock immediately upon the closing of an underwritten public offering of the Company’s common stock in which the aggregate net proceeds are at least $40 million and the offering price per share is not less than 1.5 times the OIP of the Series 1, Series 2 and Series 3 preferred stock (a Qualifying Public Offering).
        The rights, privileges, and preferences of the Series 1, Series 2, and Series 3 convertible preferred stock are as follows:
        Liquidation Rights - In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of convertible preferred stock will be entitled to receive, prior and in preference to any distribution of any assets of the Company to the holders of common stock, an amount per share equal to $3.217 per share for Series 1, $4.00 per share for Series 2 and $4.00 per share for Series 3, plus any declared but unpaid dividends. If, upon the occurrence of such an event, the assets and funds thus distributed among the holders of the convertible preferred stock are insufficient to permit the payment of the preferential amounts, the entire assets and funds legally available for distribution will be distributed ratably among the holders of convertible preferred stock in proportion to the full amount to which they would otherwise be respectively entitled. If, upon satisfaction of the convertible preferred stock preferences, there are any remaining assets and funds available for distribution, they will be ratably distributed among the holders of common stock.
        Conversion - The convertible preferred stock is convertible at the option of the holder at any time into common stock on a one-for-one basis, subject to certain adjustments for anti-dilution. Each share of convertible preferred stock automatically converts into common stock in the event of an initial public offering (IPO) in which the proceeds are at least $40,000,000, net of the underwriting discount and commissions, and the offering price per share is not less than 1.5 times the original issue price of the convertible preferred stock.
        Dividends - The holders of convertible preferred stock are entitled to receive, out of funds legally available, cash dividends at the rate of $0.25736 per annum for Series 1, $0.32 per annum for Series 2 and $0.32 per annum for Series 3 on each outstanding share. Such dividends are payable when, as, and if declared by the Board of Directors and are noncumulative. Through December 31, 2018 no such dividends have been declared.
        Voting - The holders of Series 1 convertible preferred stock shall be entitled to the number of votes equal to ten times the number of shares of common stock into which such shares could be converted, and the holders of Series 2 convertible preferred stock shall be entitled to the number of votes equal to the number of shares of common stock into which such shares could be converted. Each holder of Series 3 preferred stock shall be entitled to the number of votes equal to ten times the number of shares of common stock into which the shares of Series 3 preferred stock held by such holder could be converted as of the record date.
Due to certain provisions in liquidation and conversion rights the company has presented the convertible preferred stock outside of stockholders deficit as mezzanine equity.

Note 13 - Stockholders’ Equity
Common Stock
        In March 2018, the Company amended the Certificate of Incorporation, to increase the number of authorized shares of common stock from 24,867,458 to a new total of 29,012,034 shares of $0.001 par value common stock. Common stockholders are entitled to dividends, as and when declared by the Board of Directors, subject to the priority dividend rights of the holders of other classes of stock. There have been no dividends declared to date. The holder of each share of common stock is entitled to one vote.
        At December 31, 2018, the Company has reserved shares of common stock for future issuance as follows:

Conversion of convertible preferred stock	23,946,403
Stock option plans	4,025,218
Common stock warrants	26,157
Total	27,997,778

Common Stock Warrants
        At December 31, 2018, the following warrants to purchase common stock were outstanding:

Number of Shares	Exercise Price	Expiration Date
10,696	$18.699	April 2019
6,046	$34.732	November 2020
6,046	$34.732	February 2025
3,369	$54.408	February 2025
26,157

Note 14 - Stock Option Plans
        In 2007, the Board of Directors adopted the 2007 Stock Option Plan (the 2007 Plan). The 2007 Plan provides for the granting of incentive and nonstatutory stock options to employees, officers, directors and consultants of the Company. Stock options are generally granted with terms of up to 10 years and with a strike price equal to or greater than the fair value on the date of grant, as determined by the Board of Directors. The 2007 Plan provides for standard vesting of stock options of 25% after 12 months and 1/36th of the remaining balance monthly. Effective June 2015, no additional grants were available under the 2007 Plan. As of December 31, 2018, 213,017 shares were issued and outstanding under the 2007 plan.
        In June 2015, the Board of Directors adopted the 2015 Equity Incentive Plan (the 2015 Plan). The 2015 Plan provides for the granting of incentive and nonstatutory stock options to purchase the Company’s common stock, stock appreciation rights, restricted stock and restricted stock units to employees, directors and consultants of the Company. Under the terms of the 2015 Plan, stock options and stock appreciation rights may be granted with terms of up to ten years at exercise prices of no less than 100% of the fair market value of the Company’s common stock on the grant date. As of December 31, 2018, 2,164,163 shares were issued and outstanding under the 2015 plan.
        The following table summarizes stock option activity under the 2007 Plan and 2015 Plan and related information:

	Number of Shares Available for Grant	Number of Options Outstanding	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Term (in Years)	Aggregate Intrinsic Value
Balance at January 1, 2017	1,354,381	2,682,570	$4.83	9.37	$—
Options granted	(37,749)	37,749	$4.34
Options exercised	—	(11,733)	$4.22
Options canceled	272,749	(272,749)	$5.07
Balance at December 31, 2017	1,589,381	2,435,837	$4.80	8.38	$—
Options granted	(46,005)	46,005	$4.34
Options canceled	104,662	(104,662)	$4.70
Balance at December 31, 2018	1,648,038	2,377,180	$4.79	7.46	$—
Exercisable at December 31, 2018		1,741,165	$5.07	7.28	$—
        Stock-based compensation expense is determined based on the fair value of the Company’s common stock as determined by the Board of Directors and assumptions such as volatility, expected term, risk-free interest rates, and other factors. Changes in the deemed fair value of the common stock, the underlying assumptions in the calculations, the number of options granted or the terms of such options, the expected forfeiture rate, the treatment of tax benefits and other changes may result in significant differences in the amounts or timing of the compensation expense recognized. The assumptions and estimates are made as follows:
•Fair Value of Common Stock - The fair value of the shares of common stock underlying the stock options has been determined by the Board of Directors, utilizing valuation studies performed by third-party advisors. Because there has been no public market for the Company’s common stock, the Board of Directors has determined fair value of the common stock at the time of grant of the options by considering a number of objective and subjective factors, including valuations of comparable companies, sales of convertible preferred stock to unrelated third parties, operating and financial performance, the lack of liquidity of capital stock, and general and industry-specific economic outlook. The Company has not granted stock options with an exercise price that is less than the fair value of the underlying common stock as determined at the time of grant by the Board of Directors.
•Expected Volatility - The Company utilizes the historical volatility of representative public companies to determine its expected volatility, as there is no public trading of the Company’s common stock.
•Estimated Forfeitures - The Company adopted ASU 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting and has elected to account for forfeitures as they occur and therefore, stock-based compensation expense for the year ended December 31, 2018 has been calculated based on actual forfeitures in the statements of operations, rather than our previous approach which was net of estimated forfeitures. The net cumulative effect of this change was not material.
•Expected Dividend Yield - The Company has not issued any common stock dividends; therefore, a dividend yield of zero was used.
•Risk-Free Interest Rate - The Company bases the risk-free interest rate used in the Black- Scholes-Merton option pricing model on the implied yield currently available on United States Treasury zero-coupon issues with an equivalent expected term.
•Expected Term - The expected term of stock options represents the period that the Company’s stock options are expected to be outstanding. The Company generally uses the simplified method to calculate the expected term for employee grants.
        The assumptions used to value options granted to employees during the year ended December 31, 2018 and 2017, were as follows:

	Year Ended December 31,
	2018	2017
Weighted average expected life (in years)	5.84	6.02
Risk-free interest rate	2.51% - 2.52%	1.82% - 2.01%
Expected volatility	38.1% - 38.2%	38.9% - 40.7%
Weighted average grant date fair value	$0.84	$1.81
Dividend yield	—%	—%
        As of December 31, 2018, there was $846 thousand of unrecognized stock-based compensation cost related to stock options granted to employees under the 2007 Plan and the 2015 Plan. The unrecognized compensation cost is expected to be recognized over an estimated weighted average amortization period of 1.76 years.

        The accompanying consolidated statement of operations and comprehensive loss includes stock-based compensation expense as follows (in thousands):

	Year Ended December 31,
	2018	2017
Cost of revenue	$41	$—
Research and development	186	259
Sales and marketing	45	223
General and administrative	313	646
Total	$585	$1,128

Note 15 - 401(k) Savings Plan
        The Company has a 401(k) savings plan (the 401(k) plan). The 401(k) plan is a defined contribution plan intended to qualify under Section 401(k) of the Internal Revenue Code. All full-time employees of the Company are eligible to participate pursuant to the terms of the 401(k) plan. Contributions by the Company are discretionary, and the Company made no contributions during the years ended December 31, 2018 and 2017.

Note 16 - Income Taxes
        For the year ended December 31, 2018, the Company reported a worldwide consolidated pre-tax loss of $25.8 million, which consisted of a pre-tax loss from U.S. operations of approximately $22.1 million, pre-tax loss from Transphorm Japan, Inc. operations of approximately $1.3 million and a pre-tax loss from Transphorm Aizu, Inc. operations of approximately $2.4 million. For the year ended December 31, 2017, the Company reported a worldwide consolidated pre-tax loss of $32.2 million, which consisted of a pre-tax loss from U.S. operations of approximately $29.6 million, a pre-tax loss from Transphorm Japan, Inc. operations of approximately $1.3 million and a pre-tax loss from Transphorm Aizu, Inc. operations of $1.3 million .
        There is no U.S. federal or foreign provision for income taxes because the Company has incurred operating losses since inception and is in a full valuation allowance position. For the year ended December 31, 2018 and 2017, the Company has recorded a state income tax provision of $1 thousand which represents minimum taxes. Deferred income taxes reflect the net tax effects of the net operating losses and the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

        Significant components of the Company’s deferred tax assets and deferred tax liabilities as follows (in thousands):

	As of December 31,
	2018	2017
Deferred tax assets:
Net operating loss carryforwards	$42,181	$36,256
Tax credits	3,808	3,090
California capitalized research and development	290	459
Depreciation	153	270
Others, net	272	262
Total deferred tax assets	46,704	40,337
Valuation allowance	(46,703)	(40,337)
Deferred tax asset, net of valuation allowance	1	—
Deferred tax liabilities:
Others, net	(1)	—
Total deferred tax liabilities	(1)	—
Net deferred tax assets	$—	$—
        As of December 31, 2018, and 2017, the Company had no assurance that future taxable income would be sufficient to fully utilize the net operating loss carryforwards and other deferred tax assets in the future. Consequently, the Company determined that a valuation allowance of approximately $46.7 million and $40.3 million as of December 31, 2018, and 2017, was needed to offset the deferred tax assets resulting mainly from the net operating loss carryforwards.
        The Company files income tax returns in the U.S. federal and California jurisdictions and is subject to U.S. federal, state, and local income tax examinations by tax authorities. Generally, the statute of limitations is 3 years for U.S. federal income tax and 4 years for state and local taxes. The statute of limitations may be extended for tax years where a corporation has a net operating loss carryforward or by agreement with the jurisdictional taxing authority. Accordingly, all of the Company's U.S. federal, state and local income tax years since inception remain open to examination by tax authorities. The Company is not currently under audit by any taxing authority.
        The Company follows the provisions of uncertain tax positions as addressed in ASC 740-10. The Company recognized no increase or decrease in the liability for unrecognized tax benefits for any period presented. The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. No such interest or penalties were recognized during the period presented. The Company had no accruals for interest and penalties at December 31, 2018, and 2017.
        The utilization of the Company’s net operating loss and tax credit carryforwards is dependent on the future profitability of the Company. Further, the Internal Revenue Code imposes substantial restrictions on the utilization of such carryforwards in the event of an ownership change of more than 50%, as defined, during any three-year period (Section 382 and 383 limitations). The Company has determined that several ownership changes have occurred, which have resulted in substantial limitations on the Company’s ability to utilize its pre-ownership change net operating loss and tax credit carryforwards. These substantial limitations are expected to result in both a permanent loss of certain tax benefits related to net operating loss carryforwards and federal research and development credits, as well as an annual utilization limitation. The company plans to perform a study of its available NOL‘s that are subject to section 382 and 383 limitations to determine its expected utilization period.
        As of December 31, 2018, the Company has federal net operating loss carryforwards of $227.6 million, of which $207.6 million will begin to expire in 2027 unless previously utilized, and the Company has state net operating loss carryforwards of $149.9 million which will begin to expire in 2021 unless previously utilized. The

Company also has foreign net operating loss carryforwards of approximately $4.1 million which will begin to expire in 2024. The federal net operating loss generated for the year ended 2018 of $20.0 million can be carried forward indefinitely. However, the federal deduction for net operating losses incurred in tax years beginning after January 1, 2018 is limited to 80% of annual taxable income. The state net operating loss generated for the year ended 2018 of $15.3 million can be carried forward 20 years.
        As of December 31, 2018, the Company has federal research and development credit carryforwards of $3.7 million, which will begin to expire in 2032 unless previously utilized, and the Company had California research and development credit carryforwards of $3.0 million, which do not expire.
        Deferred tax assets have not been established for net operating and tax credit carryforwards that are deemed to have no value due to the Section 382 and 383 limitations discussed above and, therefore, are not reflected in the table of deferred tax assets presented above. Future ownership changes, if any, may further limit the Company’s ability to utilize its remaining net operating losses and tax credit carryforwards.
        Reconciliation between federal statutory tax rate and the effective tax rate is shown in the following table:

	Year Ended December 31,
	2018	2017
Federal statutory income tax rate	21.00%	34.00%
Research and development credit	1.61%	1.58%
Nondeductible expenses	(1.81)%	(1.64)%
Loss in joint venture	(1.99)%	(1.40)%
Foreign income tax rate difference	(1.04)%	(1.37)%
Others, net	0.02%	0.09%
Federal tax rate change	—%	(54.39)%
Valuation allowance	(17.79)%	23.13%
Effective tax rate	—%	—%
        On December 22, 2017, the U.S. Tax Cuts and Jobs Act (the “Tax Reform Act”) was signed into law. The Tax Reform Act significantly revised the U.S. corporate income tax regime by, among other things, lowering the U.S. corporate tax rate from 35% to 21% effective January 1, 2018, while also repealing the deduction for domestic production activities, implementing a territorial tax system and imposing a repatriation tax on deemed repatriated earnings of foreign subsidiaries. At December 31, 2017, the Company has completed its accounting for the tax effects of enactment of the Tax Act. As a result of the Tax Reform Act, the Company reduced its deferred tax assets by $17.5 million which was offset by a corresponding reduction in the valuation allowance of the same amount resulting in net impact of zero on income tax expense due to a remeasurement of deferred tax assets and liabilities for the year ended December 31, 2017. The Deemed Repatriation Transition Tax (“Transition Tax”) is a tax on previously untaxed accumulated and current earnings and profits of our foreign subsidiary. To determine the amount of the Transition Tax, the Company must determine, in addition to other factors, the amount of post-1986 earnings and profits of the relevant subsidiary, as well as the amount of non-U.S. income taxes paid on such earnings. The Company has determined that it will not owe a Transition Tax since it has deficit for our foreign subsidiary that are subject to the tax

Note 17 - Related Party Transactions
        During the year ended December 31, 2018, the Company entered into the following related party transactions:
•Recorded $751 thousand in cost of goods sold for services, incurred expenses of $560 thousand for research and development activities, and incurred $175 thousand for employees and their related benefits seconded from the joint venture with AFSW;
•Sold $269 thousand of products to non-controlling common stockholders of the Company and incurred $200 thousand of license maintenance fee from a non-controlling common stockholder of the Company;
•Incurred $71 thousand for employees and their related benefits seconded from a common stockholder of the Company; and
•Sold $37 thousand of products to common stockholders and former noteholders of the Company.
•Recorded $3.0 million in deferred license fee and sold $166 thousand of products to a convertible preferred stockholder of the Company.
        As of December 31, 2018, total accounts receivable from related parties was $3.1 million, consisting of $3.0 million from the joint venture with AFSW, $123 thousand from non-controlling common stockholders of the Company, $10 thousand from non-controlling common stockholder and noteholder of the Company and $54 thousand from a convertible preferred stockholder and noteholder of the Company. As of December 31, 2018, total accounts payable to related parties was $122 thousand to non-controlling common stockholders of the Company.
        During the year ended December 31, 2017, the Company entered into the following related party transactions:
•Purchased $2.7 million of research and development services from non-controlling common stockholders of the Company;
•Leased $43 thousand of office space from a non-controlling common stockholder of the Company;
•Incurred $651 thousand for employees and their related benefits seconded from a non-controlling common stockholder of the Company;
•Shipped $237 thousand of product samples to non-controlling common stockholders of the Company and incurred $200 thousand of license maintenance fee from a non-controlling common stockholder of the Company; and
•Shipped $51 thousand of product samples to and purchased $5 thousand of goods from non-controlling common stockholders and noteholders of the Company.
        As of December 31, 2017, total due from related parties was $0.7 million, consisting of $0.7 million from the joint venture with AFSW, $22 thousand from common stockholders of the Company and $6 thousand from non-controlling common stockholders and noteholders of the Company. As of December 31, 2017, total due to related parties was $219 thousand to non-controlling common stockholders of the Company.
        The services provided to the Company were recorded as research and development expenses, the office space leased was recorded to rent expense and the shipment of product samples were recorded as an offset to research and development expenses.

Note 18 - Subsequent Events
The Company has evaluated subsequent events through February 13, 2020, and determined that there have been no events that have occurred that would require adjustments to its disclosures in the consolidated financial statements except for the following:
Navy Contract
        In 2018 the Company was awarded a base contract with a value of $2.6 million with an option with the US Navy (the “Navy”contract). The option portion of the Navy contract went into effect as of June 6, 2019. The value of the option portion of the Navy Contract is $15.9 million, bringing the total value of the Navy Contract to $18.5 million. The length of the Navy Contract is three years. The award is in relation to the development of Nitrogen-Polar and Gallium-Polar GaN on various substrates for multiple end applications.
Extension of Lease
        The Company has extended its lease on the 75 Castilian location for three years starting June 30, 2019. Total lease commitment with an annual 3 percent increase for three years is $950 thousand. The extended lease is included in future minimum operating lease commitments in Note 11 - Commitment and Contingencies.
Nexperia Arrangement
        During 2019, the Company received $21.0 million from Nexperia consisting of $6 million under the Gen 3 manufacturing process transfer and $15.0 million for the Tranches A, B and B-1 loans. See Note 3 - Nexperia Arrangement.
Merger Agreement
        On February 12, 2020, Peninsula Acquisition Corporation, Acquisition Sub and Transphorm Technology entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, on February 12, 2020, Acquisition Sub merged with and into Transphorm Technology, with Transphorm Technology continuing as the surviving corporation and a wholly-owned subsidiary of Peninsula Acquisition Corporation. The Merger was treated as a recapitalization and reverse acquisition for financial reporting purposes. Transphorm Technology is considered the acquirer for accounting purposes. Immediately after completion of the merger, Peninsula Acquisition Corporation adopted Transphorm Technology’s former company name, Transphorm, Inc. as its company name.
Private Placement
        Following the Merger, the Company sold 5,365,000 shares of common stock pursuant to an initial closing of a private placement offering for up to 12,500,000 shares of common stock at a purchase price of $4.00 per share. The Company may hold one or more subsequent closings at any time prior to February 28, 2020, unless otherwise extended, to sell the remaining shares in the private placement offering. The aggregate gross proceeds from the initial closing of the Offering were $21.46 million (before deducting placement agent fees and expenses of the initial closing of the Offering, which are estimated at $2.43 million).
Yaskawa Letter of Intent
        In February, 2020, the Company entered into a letter of intent with Yaskawa that the Company believes will form the basis for a mutually beneficial cooperation agreement between the Company and Yaskawa to be finalized later this year. This letter of intent contemplates the following:

•Yaskawa intends to enter into a long-term cooperation and development agreement with the Company to use our GaN power device products for a variety of industrial power conversion applications, which will initially focus on servo motor drive applications.
•Yaskawa intends to provide at least $4.0 million to fund the Company’s development activities, with an expected funding start date of May 2020, from which amount Yaskawa intends to provide $1.0 million in 2020 in connection with ongoing development activities.